UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.                )

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Medtronic, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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710 Medtronic Parkway
Minneapolis, Minnesota 55432
Telephone: 763-514-4000
July 21, 2006
Dear Shareholder:
      Please join us for our Annual Meeting of Shareholders on Thursday, August 24, 2006, at 10:30 a.m. (Central Daylight Time) at Medtronic’s World Headquarters, 710 Medtronic Parkway, Minneapolis (Fridley), Minnesota.
      The enclosed Notice of Annual Meeting of Shareholders and Proxy Statement describe the business to be conducted at the meeting. We also will report on matters of current interest to our shareholders.
      We invite you to join us beginning at 9:30 a.m. to view Medtronic’s interactive product displays. Product specialists will be available to answer your questions before and after the Annual Meeting.
      Your vote is important. Whether you own a few shares or many, it is important that your shares are represented. If you cannot attend the Annual Meeting in person, you may vote your shares by internet, telephone or by completing and signing the proxy card and promptly returning it in the envelope provided.
      We look forward to seeing you at the Annual Meeting.
Sincerely,
Arthur D. Collins, Jr.
Chairman of the Board and Chief Executive Officer

Alleviating Pain, Restoring Health, Extending Life

MEDTRONIC, INC.
NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS

TIME	10:30 a.m. (Central Daylight Time) on Thursday, August 24, 2006.

PLACE	Medtronic World Headquarters 710 Medtronic Parkway Minneapolis (Fridley), Minnesota 55432

ITEMS OF BUSINESS	1. To elect four Class II directors for three-year terms.

2. To ratify the appointment of PricewaterhouseCoopers LLP as Medtronic’s independent registered public accounting firm.

3. To consider and vote upon a shareholder proposal entitled “Director Election Majority Vote Standard Proposal.”

4. To consider such other business as may properly come before the Annual Meeting and any adjournment thereof.

RECORD DATE	You may vote at the Annual Meeting if you were a shareholder of record at the close of business on June 26, 2006.

VOTING BY PROXY	If you cannot attend the Annual Meeting, you may vote your shares over the internet or by telephone, or by completing and promptly returning the enclosed proxy card in the envelope provided. Internet and telephone voting procedures are on your proxy card.

ANNUAL REPORT	Medtronic’s 2006 Annual Report accompanies this Notice of Annual Meeting of Shareholders.

By Order of the Board of Directors,

Terrance L. Carlson
Secretary
This Notice of Annual Meeting, Proxy Statement and accompanying proxy card are being distributed on or about July 21, 2006.

710 Medtronic Parkway
Minneapolis, Minnesota 55432
Telephone: 763-514-4000

PROXY STATEMENT
Annual Meeting of Shareholders
August 24, 2006

      We are providing these proxy materials in connection with the solicitation by the Board of Directors of Medtronic, Inc. (“Medtronic”) of proxies to be voted at Medtronic’s Annual Meeting of Shareholders to be held on August 24, 2006, and at any adjournment of the meeting.
GENERAL INFORMATION ABOUT THE MEETING AND VOTING
What am I voting on?
      There are three proposals scheduled to be voted on at the meeting:

•	Election of four directors;

•	Ratification of the appointment of PricewaterhouseCoopers LLP as Medtronic’s independent registered public accounting firm for fiscal 2007; and

•	A shareholder proposal entitled “Director Election Majority Vote Standard Proposal.”
Who is entitled to vote?
      Shareholders as of the close of business on June 26, 2006 (the “Record Date”) may vote at the Annual Meeting. You have one vote for each share of common stock you held on the Record Date, including shares:

•	Held directly in your name as “shareholder of record” (also referred to as “registered shareholder”);

•	Held for you in an account with a broker, bank or other nominee (shares held in “street name”). Street name holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank or nominee how to vote their shares; and

•	Credited to your account in Medtronic’s Employee Stock Ownership and Supplemental Retirement Plan.
What constitutes a quorum?
      A majority of the outstanding shares entitled to vote, present or represented by proxy, constitutes a quorum for the Annual Meeting. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Shares represented by “broker non-votes” (see below) are also counted as present and entitled to vote for purposes of determining a quorum. On the Record Date, 1,155,669,213 shares of Medtronic common stock were outstanding and entitled to vote.
How many votes are required to approve each proposal?
      The four candidates for election who receive a plurality vote in the affirmative will be elected. Each of the other proposals requires the affirmative vote of a majority of the shares present at the Annual Meeting and entitled to vote, provided there is a quorum.
How are votes counted?
      You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for the Board of Directors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the other proposals. If you abstain from voting on any of the other proposals, it has the same effect as a vote against the proposal. If you just sign and submit your proxy card without voting instructions, your shares will be voted “FOR” each director nominee and “FOR” or “AGAINST” the other proposals as recommended by the Board.
What is a broker non-vote?
      If you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote (a broker non-vote). Shares held by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers are counted as present for the purpose of determining whether there is a quorum at the Annual Meeting, but are not counted or deemed to be present or represented for the purpose of determining whether shareholders have approved that matter.
How does the Board recommend that I vote?
      Medtronic’s Board recommends that you vote your shares:

•	“FOR” each of the nominees to the Board;

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as Medtronic’s independent registered public accounting firm for fiscal 2007; and

•	“AGAINST” a shareholder proposal entitled “Director Election Majority Vote Standard Proposal.”
How do I vote my shares without attending the meeting?
      If you are a shareholder of record or hold shares through a Medtronic stock plan, you may vote by granting a proxy. For shares held in street name, you may vote by submitting voting instructions to your broker or nominee. In any circumstance, you may vote:

•	By Internet or Telephone — If you have internet or telephone access, you may submit your proxy by following the voting instructions on the proxy card. If you vote by internet or telephone, you do not need to return your proxy card.

•	By Mail — You may vote by mail by signing and dating your proxy card and mailing it in the envelope provided. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.
      Internet and telephone voting facilities will close at 11:59 p.m., Eastern Daylight Time, on August 23, 2006.
How do I vote my shares in person at the meeting?
      If you are a shareholder of record and prefer to vote your shares at the meeting, bring the enclosed proxy card or proof of identification. You may vote shares held in street name only if you obtain a signed proxy from the record holder (broker or other nominee) giving you the right to vote the shares.
      Even if you plan to attend the meeting, we encourage you to vote in advance by internet, telephone or mail so that your vote will be counted even if you later decide not to attend the meeting.
What does it mean if I receive more than one proxy card?
      It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, sign and return each proxy card or, if you vote by internet or telephone, vote once for each proxy card you receive.
May I change my vote?
      Yes. Whether you have voted by mail, internet or telephone, you may change your vote and revoke your proxy by:

•	Sending a written statement to that effect to the Corporate Secretary of Medtronic;

•	Voting by internet or telephone at a later time;

•	Submitting a properly signed proxy card with a later date; or

•	Voting in person at the Annual Meeting.
Can I receive future proxy materials electronically?
      Yes. If you are a shareholder of record or hold shares through a Medtronic stock plan, you may elect to receive future proxy statements and annual reports online as described in the next paragraph. If you elect this feature, you will receive an email message notifying you when the materials are available, along with a web address for viewing the materials. If you received this proxy statement electronically, you do not need to do anything to continue receiving proxy materials electronically in the future.
      Whether you hold shares registered directly in your name, through a Medtronic stock plan, or through a broker or bank, you can enroll for future delivery of proxy statements and annual reports by following these easy steps:

•	Go to our website www.medtronic.com;

•	Under About Medtronic, click on Investor Relations;

•	In the Shareholder Services section, click on Electronic Delivery of Proxy Materials; and

•	Follow the prompts to submit your electronic consent.
      Generally, brokers and banks offering this choice require that shareholders vote through the internet in order to enroll. Street name shareholders whose broker or bank is not included in this website are encouraged to contact their broker or bank and ask about the availability of electronic delivery. As with all internet usage, the user must pay all access fees and telephone charges. You may view this year’s proxy materials at www.medtronic.com/annualmeeting.
What are the costs and benefits of electronic delivery of Annual Meeting materials?
      There is no cost to you for electronic delivery. You may incur the usual expenses associated with internet access, such as telephone charges or charges from your internet service provider. Electronic delivery ensures quicker delivery, allows you to print the materials at your computer and makes it convenient to vote your shares online. Electronic delivery also saves Medtronic significant printing, postage and processing costs.

PROPOSAL 1 — ELECTION OF DIRECTORS
Directors and Nominees
      The Board of Directors is divided into three classes of approximately equal size. The members of each class are elected to serve a three-year term with the term of office for each class ending in consecutive years. Richard H. Anderson, Michael R. Bonsignore, Robert C. Pozen and Gordon M. Sprenger are the Class II directors whose terms expire at this Annual Meeting and who have been nominated for re-election to the Board to serve until the 2009 Annual Meeting or until their successors are elected and qualified. All of the nominees are currently directors and, with the exception of Mr. Pozen, were previously elected to the Board of Directors by the shareholders. Mr. Pozen was appointed to the Board by the Board of Directors in October 2004.
      All of the nominees have consented to being named as a nominee in this Proxy Statement and have indicated a willingness to serve if elected. However, if any nominee becomes unable to serve before the election, the shares represented by proxies may be voted for a substitute designated by the Board, unless a contrary instruction is indicated on the proxy.
      A plurality of votes cast is required for the election of directors. However, under the Medtronic Principles of Corporate Governance, any nominee for director in an uncontested election (i.e., an election where the only nominees are those recommended by the Board of Directors) who receives a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withheld Vote”) will, within five business days of the certification of the shareholder vote by the inspector of elections, tender a written offer to resign from the Board of Directors.
      The Corporate Governance Committee will promptly consider the resignation offer and recommend to the Board of Directors whether to accept it. The committee will consider all factors its members deem relevant in considering whether to recommend acceptance or rejection of the resignation offer, including, without limitation:

•	the perceived reasons why shareholders withheld votes “for” election from the director;

•	the length of service and qualifications of the director;

•	the director’s contributions to Medtronic;

•	Medtronic’s compliance with securities exchange listing standards;

•	possible contractual ramifications in the event the director in question is a management director;

•	the purpose and provisions of the Medtronic Principles of Corporate Governance; and

•	the best interests of Medtronic and its shareholders.
      If a director’s resignation is accepted, the Corporate Governance Committee will recommend to the Board of Directors whether to fill the vacancy on the Board of Directors created by the resignation. Any director who tenders his or her offer to resign pursuant to this policy shall not participate in the Corporate Governance Committee or Board of Director deliberations regarding whether to accept the offer of resignation.
      The Board will act on the Corporate Governance Committee’s recommendation within 90 days following the certification of the shareholder vote, which may include, without limitation:

•	acceptance of the offer of resignation;

•	adoption of measures intended to address the perceived issues underlying the Majority Withheld Vote; or

•	rejection of the resignation offer.

      Thereafter, the Board of Directors will disclose its decision to accept the resignation offer or the reasons for rejecting the offer, if applicable, on a Current Report on Form 8-K to be filed with the Securities and Exchange Commission within four business days of the date of the Board’s final determination.
NOMINEES FOR DIRECTOR FOR THREE-YEAR TERMS ENDING IN 2009 (CLASS II):

RICHARD H. ANDERSON Director since 2002
Executive Vice President, age 51
UnitedHealth Group Incorporated
Mr. Anderson has been the Executive Vice President of UnitedHealth Group Incorporated and Chief Executive Officer of its Ingenix subsidiary since November 2004. Mr. Anderson was Chief Executive Officer of Northwest Airlines Corporation and its principal subsidiary, Northwest Airlines, from February 2001 to November 2004. Mr. Anderson serves on the Board of Directors of Cargill, Inc. Northwest filed for bankruptcy in September 2005, which is within two years of Mr. Anderson serving as an executive officer of Northwest.

MICHAEL R. BONSIGNORE Director since 1999
Retired Chairman and Chief Executive Officer, age 65
Honeywell International, Inc.
Mr. Bonsignore served as Chairman and Chief Executive Officer of Honeywell International, Inc. from April 2000 until his retirement in July 2001; Chief Executive Officer of Honeywell International from December 1999 to July 2001; Chairman of the Board and Chief Executive Officer of Honeywell, Inc. from April 1993 to December 1999. Mr. Bonsignore is a member of the National Geographic Society Board of Trustees.

ROBERT C. POZEN Director since 2004
Chairman, MFS Investment Management age 60
Mr. Pozen has been Chairman of MFS Investment Management and a director of MFS Mutual Funds since February 2004 and previously was Secretary of Economic Affairs for the Commonwealth of Massachusetts from January 2003 to December 2003; John Olin visiting professor, Harvard Law School, 2002 to 2003; Vice Chairman of Fidelity Investments from June 2000 to December 2001 and President of Fidelity Management & Research from April 1997 to December 2001. He is also a director of BCE Inc., the parent company of Bell Canada.

GORDON M. SPRENGER Director since 1991
Retired President and Chief Executive Officer, age 69
Allina Health System
Mr. Sprenger served as President and Chief Executive Officer of Allina Health System from June 1999 until his retirement in October 2001. He is also past Chair of the Board of the American Hospital Association.
THE BOARD RECOMMENDS A VOTE FOR THE CLASS II NOMINEES.

DIRECTORS CONTINUING IN OFFICE UNTIL 2008 (CLASS I):

SHIRLEY ANN JACKSON, Ph.D. Director since 2002
President of Rensselaer Polytechnic Institute age 59
Dr. Jackson has been President of Rensselaer Polytechnic Institute since July 1999. She was Chair of the U.S. Nuclear Regulatory Commission from July 1995 to July 1999; and Professor of Physics at Rutgers University from 1991 to 1995. She is a member of the National Academy of Engineering and is a Fellow of the American Academy of Arts and Sciences and of the American Physical Society. She is a trustee of the Brookings Institution, a Life Trustee of M.I.T. and a member of the Counsel on Foreign Relations. She is also a director of the New York Stock Exchange, Federal Express Corporation, Marathon Oil Corporation, Public Service Enterprise Group, and International Business Machines Corporation.

DENISE M. O’LEARY Director since 2000
Private Venture Capital Investor age 49
Ms. O’Leary has been a private venture capital investor in a variety of early stage companies since 1996. Ms. O’Leary is also a director of US Airways Group, Inc. and was a director of Chiron Corporation (biotechnology) until it was acquired by Novartis in April 2006. She is also a member of the Stanford University Board of Trustees, Chair of the Stanford Board Committee for the Stanford Medical Center and a director of Stanford Hospitals and Clinics, where she was chair of the board from 2000 through 2005.

JEAN-PIERRE ROSSO Director since 1998
Chairman, World Economic Forum USA Inc. age 66
Mr. Rosso has been Chairman of World Economic Forum USA Inc. since April 2006. Mr. Rosso served as Chairman of CNH Global N.V. (agricultural and construction equipment) from November 1999 until his retirement in May 2004; was Chief Executive Officer of CNH Global N.V. from November 1999 to November 2000; Chairman and Chief Executive Officer of Case Corporation (agricultural and construction equipment) from March 1996 to November 1999. He is also a director of ADC Telecommunications, Inc., Bombardier Inc., and Eurazeo.

JACK W. SCHULER Director since 1990
Chairman of the Board of Stericycle, Inc. and age 65
Ventana Medical Systems, Inc.
Mr. Schuler has been Chairman of the Board of Stericycle, Inc. (medical waste treatment and recycling) since March 1990 and Chairman of the Board of Ventana Medical Systems, Inc. (immunohistochemistry diagnostic systems) since November 1995; was President and Chief Operating Officer of Abbott Laboratories (health care products) from January 1987 to August 1989; and a director of that company from April 1985 to August 1989.

DIRECTORS CONTINUING IN OFFICE UNTIL 2007 (CLASS III):

WILLIAM R. BRODY, M.D., Ph.D. Director since 1998
President of The Johns Hopkins University age 62
Dr. Brody has been President of The Johns Hopkins University since September 1996; Provost of the University of Minnesota Academic Health Center from September 1994 to May 1996; Martin Donner Professor and Director of the Department of Radiology at The Johns Hopkins University School of Medicine from 1987 to 1994. He is also a director of AEGON, USA (insurance and investment products), a division of AEGON, N.V. and Mercantile Bankshares Corporation (bank holding company).

ARTHUR D. COLLINS, Jr. Director since 1994
Chairman of the Board and Chief Executive Officer, age 58
Medtronic, Inc.
Mr. Collins has been Chairman of the Board and Chief Executive Officer of Medtronic since April 2002; President and Chief Executive Officer from May 2001 to April 2002; President and Chief Operating Officer from August 1996 to April 2001; Chief Operating Officer from January 1994 to August 1996; and Executive Vice President of Medtronic and President of Medtronic International from June 1992 to January 1994. He was Corporate Vice President of Abbott Laboratories (health care products) from October 1989 to May 1992 and Divisional Vice President of that company from May 1984 to October 1989. He is also a director of U.S. Bancorp and Cargill, Inc., a member of the Board of Overseers of The Wharton School at the University of Pennsylvania and a member of the board of The Institute of Health Technology Studies.

ANTONIO M. GOTTO, Jr., M.D., D. Phil. Director since 1992
Dean of Weill Medical College and Provost age 70
for Medical Affairs, Cornell University
Dr. Gotto has been Dean of the Weill Medical College of Cornell University and Provost for Medical Affairs, Cornell University, since January 1997. He was Chairman and Professor of the Department of Medicine at Baylor College of Medicine and Methodist Hospital from 1977 through 1996 and former J.S. Abercrombie Chair, Atherosclerosis and Lipoprotein Research from 1976 to 1996. He is Past President, International Atherosclerosis Society, Past President, American Heart Association, a member of the Institute of Medicine of the National Academy of Sciences and a Fellow of the American Academy of Arts and Sciences.
      Although Dr. Gotto was elected as a director to serve until 2007, Medtronic’s Principles of Corporate Governance provide that a director shall retire from the Board at the Annual Meeting next following his or her attaining the age of 70. Dr. Gotto is expected to retire from the Board and committees of the Board on which he serves at the 2006 Annual Meeting.
Director Independence
      Under the New York Stock Exchange Corporate Governance Rules, to be considered independent, a director must be determined to have no material relationship with Medtronic other than as a director. The listing standards include criteria for assessing the independence of directors, including guidelines relating to directors’ (and their immediate family members’) employment or affiliation with Medtronic and its independent registered public accounting firm. The Board of Directors has determined that each of our non-management directors is independent under the New York Stock Exchange Corporate Governance Rules. In making this determination, the Board considered the factors described below.
      The Board noted certain commercial and charitable relationships with companies that are affiliated with certain of its directors. The Board considered Mr. Anderson’s position as Executive Vice President of UnitedHealth Group Incorporated and Chief Executive Officer of its Ingenix subsidiary, positions that he has held since November 2004. During each of the past three fiscal years, Medtronic has purchased third-party administrative insurance services from UnitedHealth Group Incorporated or its subsidiaries (collectively “UHG”). The Board also considered Ms. Jackson’s relationships with International Business Machines Corporation, Federal Express, M.I.T. and Rennselaer Polytechnic Institute. During each of the past three fiscal years, Medtronic has purchased goods and services from each of those institutions. Ms. Jackson is also on the board of directors of the New York Stock Exchange to which Medtronic has made payments (principally in the form of listing fees) in each of the past three fiscal years. In addition, Ms. O’Leary is on the board of directors of US Airways Group from which Medtronic has purchased services during each of the past three fiscal years. Mr. Rosso is on the board of directors of ADC Telecommunications, Inc., and during each of the past two fiscal years Medtronic has purchased services from ADC Telecommunications, Inc. Mr. Schuler is Chairman of the Board of Stericycle, Inc., and during each of the past three fiscal years Medtronic has purchased services from Stericycle, Inc. The Board determined that these relationships are not material to the directors. None of the relationships impair the independence of our directors because our business relationships with each of the companies are maintained on an arm’s length basis and because the goods and/or services provided to Medtronic are purchased at market rates. Neither the directors nor the institutions with which they are affiliated are given special treatment in these relationships. In addition, under the New York Stock Exchange Corporate Governance Rules for evaluating director independence, the Board determined that none of the consideration received by any of the above institutions from Medtronic was at a level that would compromise the applicable director’s independence.
      The Board also noted Dr. Brody’s association with The Johns Hopkins University, Dr. Gotto’s association with Weill Medical College and Ms. O’Leary’s association with the Stanford Medical Center and Stanford Hospitals and Clinics. Medtronic has research and/or business relationships with each of these institutions. In addition, Medtronic and/or The Medtronic Foundation periodically makes donations and/or grants to these institutions. Finally, Medtronic has an agreement with The John Hopkins University regarding lean sigma training under which we share gross profits. Again, the Board determined that these relationships are not material to the directors. None of the relationships impair the independence of our directors because our business relationships with each of the companies are maintained on an arm’s length basis and any goods and/or services purchased are at market rates. Neither the directors nor the institutions with which they are affiliated are given special treatment in these relationships. In addition, under the New York Stock Exchange Corporate Governance Rules for evaluating director independence, the Board determined that none of the consideration or other grants received by any of the above institutions from Medtronic or The Medtronic Foundation was at a level that would compromise the applicable director’s independence.
      Medtronic also has a minority investment in, and a development and license agreement with, a company that has granted Medtronic a sublicense to certain intellectual property of The John Hopkins University. In addition, one of the founders of the company is a professor at The John Hopkins University. The Board determined that this relationship is not a material relationship to Dr. Brody. There are no revenues expected to be generated relating to the development and license agreement in fiscal 2007 or fiscal 2008, and Medtronic does not expect to pay any royalties to John Hopkins University under the sublicense in fiscal 2007 or fiscal 2008. John Hopkins University is not a shareholder of the company in which Medtronic has invested, and Dr. Brody did not participate in negotiations or approvals regarding the investment or agreement.

      Mr. Pozen is Chairman of MFS Investment Management, which manages money for MFS mutual funds and other accounts, which may from time to time buy or sell Medtronic stock. The Board determined that this relationship is not material to Mr. Pozen. Mr. Pozen has no involvement with these transactions and there is an informational barrier between him and the rest of MFS with regard to Medtronic stock.
      The Board noted that three putative class action suits had been filed on behalf of third party payers asserting that Medtronic should pay certain costs related to Medtronic’s voluntary field action involving certain of its Marquis and Maximo ICDs and InSync and Marquis CRT-D devices, and that such suits purport to include UHG in the plaintiff class. UHG’s Ingenix subsidiary has corresponded with the plaintiffs’ counsel in these actions regarding, among other things, UHG’s intention to opt out of the putative class action cases. On July 10, 2006, Medtronic and UHG entered into a tolling agreement pursuant to which UHG has agreed not to commence legal action against Medtronic for any claim relating to any medical device manufactured by Medtronic until 30 days following final disposition (by judicial resolution or settlement) of any individual patient litigation matter or matters against Medtronic, for which UHG may have a right of subrogation. Either party may terminate the tolling period upon 145 days written notice. Mr. Anderson has informed Medtronic that there is an informational barrier between him and UHG with respect to these potential claims. Also, Mr. Anderson will not receive from Medtronic any information relating to the potential claims that is not publicly available. As a result, the Board determined that the potential claims of UHG do not create a material relationship between Mr. Anderson and Medtronic at this time.
      In making its independence determinations, the Board also noted that each of Mr. Schuler and Mr. Sprenger has an adult child who is employed by Medtronic. Mr. Schuler’s son was employed by a company acquired by Medtronic, and continued his employment with Medtronic following the acquisition. Mr. Sprenger’s son was a Medtronic employee prior to Mr. Sprenger’s election to the Board. The Board determined that these relationships are not material to the directors. Each of these employment relationships is maintained on an arm’s length basis; neither family member is an executive officer of Medtronic or a member of the household of the related director; and neither director has any material interest in the employment relationship.
Certain Relationships and Related Transactions
      During fiscal 2006, Tino Schuler, a son of director Jack W. Schuler, was employed by Medtronic as a director of marketing in the Medtronic Xomed business. Mr. Tino Schuler worked for Xomed beginning in August 1993, and Xomed was acquired by Medtronic in 1999. Mr. Tino Schuler was paid an aggregate salary and bonus of $165,131 for his services during fiscal 2006. Director Gordon M. Sprenger’s son, Michael G. Sprenger, also worked as a director of marketing for Medtronic during fiscal 2006, receiving an aggregate salary and bonus of $186,121. Mr. Michael Sprenger has been a Medtronic employee since May 1989, prior to his father’s initial election to Medtronic’s Board in September 1991. Both Mr. Tino Schuler and Mr. Michael Sprenger received in fiscal 2006, in addition to their salaries and bonuses, the standard benefits provided to other Medtronic employees. Neither Mr. Tino Schuler nor Mr. Michael Sprenger is an executive officer of Medtronic.
GOVERNANCE OF MEDTRONIC
Our Corporate Governance Principles
      The Board of Directors first adopted Principles of Corporate Governance (the “Governance Principles”) in fiscal 1996 and has revised these Governance Principals from time to time, including to comply with New York Stock Exchange Corporate Governance Rules. The Governance Principles

describe Medtronic’s corporate governance practices and policies, and provide a framework for the governance of Medtronic. Among other things, the Governance Principles provide that:

•	A majority of the members of the Board must be independent directors and no more than three directors may be Medtronic employees. Currently only one director, Medtronic’s Chairman and Chief Executive Officer, is not independent.

•	Medtronic maintains Audit, Compensation, Corporate Governance and Technology and Quality Committees, which consist entirely of independent directors.

•	The Corporate Governance Committee, which consists of all the independent directors on the Board, oversees an annual evaluation of the Board and its committees. The Nominating Subcommittee of the Corporate Governance Committee evaluates the performance of each director whose term is expiring based on criteria set forth in the Governance Principles.
      Our Governance Principles, the charters of our Audit, Compensation, Corporate Governance and Technology and Quality Committees and our codes of conduct are published on our website at www.medtronic.com under the Corporate Governance caption. These materials are available in print to any shareholder upon request. From time to time the Board reviews and updates these documents as it deems necessary and appropriate.
Lead Director; Executive Sessions
      The Chair of our Corporate Governance Committee, Mr. Schuler, is our designated “Lead Director” and presides as the chair at meetings or executive sessions of the independent directors. Six regular meetings of our Board are held each year and at each Board meeting our independent directors meet in executive session with no company management present.

Committees of the Board and Meetings
      The membership of each of our four standing Board committees — Audit Committee, Compensation Committee, Corporate Governance Committee and Technology and Quality Committee — consists solely of independent directors, as defined in the New York Stock Exchange Corporate Governance Rules, and, as required by those rules, the Audit Committee and Corporate Governance Committee meet periodically in executive session with no company management present. Each director attended 75% or more of the total meetings of the Board and Board committees on which the director served. The following table summarizes the current membership of the Board and each of its standing committees, as well as the number of times each standing committee met during fiscal 2006.

				Corporate	Technology and
	Board	Audit	Compensation	Governance	Quality

Mr. Anderson	X		Chair	X

Mr. Bonsignore	X	X	X	X

Dr. Brody	X			X*	Chair

Mr. Collins	Chair

Dr. Gotto	X			X	X

Dr. Jackson	X			X*	X

Ms. O’Leary	X	X		X*

Mr. Pozen	X	X		X	X

Mr. Rosso	X	Chair	X	X

Mr. Schuler	X	X	X	Chair*

Mr. Sprenger	X		X	X	X

Number of fiscal 2006 meetings	6	10	3	6	3

*	Denotes member of Nominating Subcommittee, which met five times in fiscal 2006.
     Effective August 24, 2006, Mr. Rosso will serve as Lead Director and chair of each of the Corporate Governance Committee and the Nominating Subcommittee, and Mr. Bonsignore will serve as chair of the Audit Committee. Mr. Anderson will remain chair of the Compensation Committee, and Dr. Brody will remain chair of the Technology and Quality Committee.
      The Board has four standing committees with the principal functions described below.
Audit Committee

•	Oversees the integrity of Medtronic’s financial reporting

•	Oversees the independence, qualifications and performance of Medtronic’s independent registered public accounting firm and the performance of Medtronic’s internal auditors

•	Oversees Medtronic’s compliance with legal and regulatory requirements

•	Reviews annual financial statements with management and Medtronic’s independent registered public accounting firm and recommends to the Board whether the financial statements should be included in our Annual Report on Form 10-K

•	Reviews and discusses with management and Medtronic’s independent registered public accounting firm quarterly financial statements and discusses with management Medtronic’s earnings press releases

•	Reviews major changes to Medtronic’s accounting and auditing principles and practices

•	Hires the firm to be appointed as Medtronic’s independent registered public accounting firm that reports directly to the Audit Committee

•	Pre-approves all audit and permitted non-audit services to be provided by the independent registered public accounting firm

•	Reviews the scope of the annual audit and internal audit programs and the results of the annual audit examination

•	Reviews, at least annually, a report by the independent registered public accounting firm describing its internal quality-control procedures and any issues raised by the most recent internal quality-control review

•	Meets periodically with management to review Medtronic’s major financial and business risk exposures and steps taken to monitor and control these exposures

•	Considers at least annually the independence of the independent registered public accounting firm

•	Reviews the adequacy and effectiveness of Medtronic’s internal controls and disclosure controls and procedures

•	Establishes procedures concerning the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters

•	Meets privately in separate executive sessions periodically with management, internal audit and the independent registered public accounting firm

Audit Committee Independence and Financial Experts
      In accordance with NYSE requirements and SEC Rule 10A-3, all members of the Audit Committee meet the additional independence standards applicable to audit committee members. In addition, all of our current Audit Committee members are audit committee financial experts, as that term is defined in SEC rules.

Audit Committee Pre-Approval Policies
      Rules adopted by the SEC in order to implement requirements of the Sarbanes-Oxley Act of 2002 require public company audit committees to pre-approve audit and non-audit services provided by a company’s independent registered public accounting firm. Our Audit Committee has adopted detailed pre-approval policies and procedures pursuant to which audit, and audit-related, tax and other permissible non-audit services, are pre-approved by category of service. The fees are budgeted, and actual fees versus the budget are monitored throughout the year. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, we will obtain the pre-approval of the Audit Committee before engaging the independent registered public accounting firm. The policies require the Audit Committee to be informed of each service, and the policies do not include any delegation of the Audit Committee’s responsibilities to management. The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated will report any pre-approval decisions to the Audit Committee at its next scheduled meeting.
Compensation Committee

•	Reviews compensation philosophy and major compensation programs

•	Annually reviews executive compensation programs, annually reviews and approves corporate goals and objectives relevant to the Chief Executive Officer and, based on evaluations conducted by the Corporate Governance Committee, establishes and approves compensation of the Chief Executive Officer and other four highest paid executives

•	Administers and makes recommendations to the Board with respect to incentive compensation plans and equity-based compensation plans and approves stock option and other stock incentive awards for senior executive officers

•	Reviews new compensation arrangements and reviews and recommends to the Board employment agreements and severance arrangements for senior executive officers

•	Establishes compensation for directors and recommends changes to the full Board

Corporate Governance Committee

•	Recommends to the Board corporate governance guidelines

•	Leads the Board in its annual review of the Board’s performance

•	Adopts, monitors and recommends to the Board changes to the Governance Principles

•	Recommends to the Board the selection and replacement, if necessary, of the Chief Executive Officer, oversees the evaluation of senior management and periodically evaluates the performance of the Chief Executive Officer in light of goals and objectives set by the Compensation Committee

•	Reviews and determines the philosophy underlying directors’ compensation and remains apprised of the Compensation Committee’s actions in approving executive compensation and the underlying philosophy for it

•	Maintains a Nominating Subcommittee which recommends to the full Corporate Governance Committee criteria for selecting new directors, nominees for Board membership and the positions of Chairman, Chief Executive Officer and Chair of the Corporate Governance Committee and whether a director should be invited to stand for re-election
      The Corporate Governance Committee considers candidates for Board membership, including those suggested by shareholders, applying the same criteria to all candidates. Any shareholder who wishes to recommend a prospective nominee for the Board for consideration by the committee must notify the Corporate Secretary in writing at Medtronic’s offices at 710 Medtronic Parkway, Minneapolis, MN 55432 no later than March 21, 2007. Any such recommendations should provide whatever supporting material the shareholder considers appropriate, but should at a minimum include such background and biographical material as will enable the committee to make an initial determination as to whether the nominee satisfies the criteria for directors set out in the Governance Principles.
      If the Corporate Governance Committee identifies a need to replace a current member of the Board, to fill a vacancy in the Board or to expand the size of the Board, the committee considers candidates from a variety of sources. The process followed by the committee to identify and evaluate candidates includes meetings to evaluate biographical information and background material relating to candidates and interviews of selected candidates by members of the committee. Recommendations by the committee of candidates for inclusion in the Board slate of director nominees are based upon the criteria set forth in the Governance Principles. These criteria include business experience and skills, independence, distinction in their activities, judgment, integrity, the ability to commit sufficient time and attention to Board activities and the absence of potential conflicts with Medtronic’s interests. The committee also considers any other relevant factors that it may from time to time deem appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluation of all prospective nominees.
      After completing interviews and the evaluation process, the Corporate Governance Committee makes a recommendation to the full Board as to persons who should be nominated by the Board.

The Board determines the nominees after considering the recommendations and report of the committee and making such other evaluation as it deems appropriate.
      Alternatively, shareholders intending to appear at the annual meeting of shareholders to nominate a candidate for election by the shareholders at the meeting (in cases where the Board does not intend to nominate the candidate or where the committee was not requested to consider his or her candidacy) must comply with the procedures in Medtronic’s articles of incorporation, which are described under “Other Information — Shareholder Proposals and Director Nominations” below.

Technology and Quality Committee

•	Provides assistance to the Board concerning the allocation of Medtronic’s resources to those scientific and technological efforts that offer the greatest potential growth within the framework of Medtronic’s corporate objectives

•	Provides assistance concerning the adequacy and relevancy of Medtronic’s scientific and technical direction and Medtronic’s efforts, policies and practices in development and quality programs to meet Medtronic’s objectives and requirements for growth

•	Reviews policies, practices, processes and quality programs concerning technological and product research

•	Reviews the results of and evaluates the effectiveness of Medtronic’s scientific and technological efforts and investments in developing new products and businesses

•	Annually reviews the progress on major scientific and technological programs

•	Evaluates Medtronic’s technological education, recognition and motivational programs and activities
Special Committees
      In 2004, the Board convened a Special Committee, comprised of Richard H. Anderson (Chair), Jean-Pierre Rosso and Jack W. Schuler, to conduct an independent evaluation of certain allegations made in a civil qui tam complaint under the federal False Claims Act against a subsidiary of Medtronic. In November 2005, the Board convened a second Special Committee, comprised of Jack W. Schuler (Chair), Robert C. Pozen and Jean-Pierre Rosso, to oversee Medtronic’s response to a subpoena received from the Office of the United States Attorney for the District of Massachusetts relating to the fraud and abuse and federal Anti-Kickback statutes. For more information about each of these matters, please see the “Legal Proceedings” section in Part I of Medtronic’s Annual Report on Form 10-K for the fiscal year ended April 28, 2006 (“fiscal 2006”).
Annual Meeting of the Shareholders
      It is has been the longstanding practice of Medtronic for all directors to attend the Annual Meeting of Shareholders. All directors attended the last Annual Meeting.
Director Compensation
      Non-employee director compensation consists of an annual retainer, an annual cash stipend for committee chairs and special committee members, an annual stock option grant and an annual grant of deferred stock units. In addition, all new non-employee directors receive an initial stock option grant.
      The annual retainer for all non-employee directors for the 2006-2007 plan year (September 1, 2006 through August 31, 2007) is $70,000. The Chairs of the Corporate Governance, Audit, Compensation and Technology and Quality Committees receive a cash stipend of $10,000. Mem-

bers of a Special Committee receive an additional annual fee of $10,000 for each Special Committee upon which they serve, paid quarterly ($2,500 per quarter), so long as the committee is convened. The annual retainer and annual cash stipend are reduced by 25% if a non-employee director does not attend at least 75% of the total meetings of the Board and Board committees on which such director served during the relevant plan year.
      Each non-employee director also receives on the first day of each plan year an annual stock option grant for a number of shares of Medtronic common stock equal to the amount of the annual retainer ($70,000) divided by the fair market value of a share of Medtronic common stock on the date of grant (which will also be the exercise price of the option). These options expire at the earlier of the tenth anniversary of the date of grant or five years after the holder ceases to be a Medtronic director.
      On the last day of each plan year, each non-employee director is granted a number of deferred stock units (each representing the right to receive one share of Medtronic common stock) equal to the amount of the annual retainer ($70,000) earned divided by the average closing price of a share of Medtronic common stock for the last 20 trading days during the plan year. Dividends paid on Medtronic common stock are credited to a director’s stock unit account in the form of additional stock units. The balance in a director’s stock unit account will be distributed to the director in the form of shares of Medtronic common stock upon resignation or retirement from the Board in a single distribution or, at the director’s option, in five equal annual distributions.
      On the date he or she first becomes a director, each new non-employee director receives a one-time initial stock option grant for a number of shares of Medtronic common stock equal to two times the amount of the annual retainer ($140,000) divided by the fair market value of a share of Medtronic common stock on the date of grant (which will also be the exercise price of such option). These options expire at the earlier of the tenth anniversary of the date of grant or five years after the holder ceases to be a Medtronic director.
      The non-employee director stock options described above vest and are exercisable in full on the date of grant, except that a director initially appointed by the Board will not be entitled to exercise any stock option until the director has been elected to the Board by Medtronic’s shareholders. To more closely align their interests with those of shareholders generally, directors are encouraged to own stock of Medtronic in an amount equal to five times the annual Board retainer fees. In addition, each director must retain for a period of three years 75% of the net after-tax profit shares realized from option exercises or share issuances resulting from grants made on or after April 26, 2003. For stock options, net after-tax profit shares are those shares remaining after payment of the option’s exercise price and income taxes. For share issuances, net gain shares are those remaining after payment of income taxes. Shares retained may be sold after three years. In the case of retirement or termination, the shares may be sold after the shorter of the remaining retention period or one year following retirement or termination, as applicable.
      Directors may defer all or a portion of their compensation through participation in Medtronic’s Capital Accumulation Plan, a nonqualified deferred compensation plan designed to allow participants to make contributions of their compensation before taxes are withheld and to earn returns or incur losses on those contributions based upon allocations of their balances to one or more investment alternatives, which are the same investment alternatives that Medtronic offers its employees through its 401(k) supplemental retirement plan.
      As part of its overall program to promote charitable giving, The Medtronic Foundation matches gifts by Medtronic employees and directors to qualified educational institutions up to $7,000 per fiscal year. In addition, any individual who became a director prior to July 1, 1998 and who has served as a director for five or more years may recommend charitable institutions to which Medtronic will make a total contribution of $1 million at the time of the director’s death.

Complaint Procedure; Communications with Directors
      The Sarbanes-Oxley Act of 2002 requires companies to maintain procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. We currently have such procedures in place. Our 24-hour, toll-free confidential compliance line is available for the submission of concerns regarding accounting, internal controls or auditing matters. Our independent directors may also be contacted via e-mail at independentdirectors@medtronic.com. Our Lead Director may be contacted via e-mail at leaddirector@medtronic.com. Communications received from shareholders may be forwarded directly to Board members as part of the materials sent before the next regularly scheduled Board meeting, although the Board has authorized management, in its discretion, to forward communications on a more expedited basis if circumstances warrant or to exclude a communication if it is illegal, unduly hostile or threatening or otherwise inappropriate. Advertisements, solicitations for periodical or other subscriptions and other similar communications generally will not be forwarded to the directors.
Our Codes of Conduct
      All of our employees, including our Chief Executive Officer and other senior executives, are required to comply with our long-standing Code of Conduct to help ensure that our business is conducted in accordance with the highest standards of moral and ethical behavior. Our Code of Conduct covers all areas of professional conduct, including customer relationships, conflicts of interest, insider trading, intellectual property and confidential information, as well as requiring strict adherence to all laws and regulations applicable to our business. Employees are required to bring any violations and suspected violations of the Code of Conduct to the attention of Medtronic, through management or our legal counsel or by using Medtronic’s confidential compliance line. Our Code of Ethics for Senior Financial Officers, which is a part of the Code of Conduct, includes certain specific policies applicable to our Chief Executive Officer, Chief Financial Officer, Treasurer and Controller and to other senior financial officers designated from time to time by our Chief Executive Officer. These policies relate to internal controls, the public disclosures of Medtronic, violations of the securities or other laws, rules or regulations and conflicts of interest. In 2004, the Board of Directors adopted a Code of Business Conduct and Ethics for members of the Board relating to director responsibilities, conflicts of interest, strict adherence to applicable laws and regulations and promotion of ethical behavior.
      Our codes of conduct are published on our website, at www.medtronic.com under the Corporate Governance caption. We intend to disclose future amendments to, or waivers for directors and executive officers of, our codes of conduct on our website promptly following the date of such amendment or waiver.

SHARE OWNERSHIP INFORMATION
      5% Owners. As reported in filings with the SEC, no shareholder beneficially owned more than 5% of Medtronic’s common stock as of June 26, 2006.
      Beneficial Ownership of Management. The following table shows information as of June 26, 2006 concerning beneficial ownership of Medtronic’s directors, executive officers identified in the Summary Compensation Table below, and all directors and executive officers as a group.

		Of Shares Beneficially
	Amount and Nature of	Owned, Amount that May Be
Name of Beneficial Owner	Beneficial Ownership(5)	Acquired Within 60 Days

Richard H. Anderson(1)	24,677	22,172
Michael R. Bonsignore	61,246	50,312
William R. Brody, M.D., Ph.D.	72,631	61,434
Arthur D. Collins, Jr.(2)	2,302,321	2,082,386
Terrance L. Carlson	45,650	45,550
Michael F. DeMane	261,940	223,242
Antonio M. Gotto, Jr., M.D., D.Phil	87,843	71,240
William A. Hawkins	255,840	225,947
Shirley Ann Jackson, Ph.D.	19,363	19,163
Stephen H. Mahle	837,630	606,229
Denise M. O’Leary	39,815	39,815
Robert C. Pozen(3)	34,772	10,072
Jean-Pierre Rosso	56,529	55,529
Jack W. Schuler	177,250	71,195
Gordon M. Sprenger	135,744	70,090
Directors and executive officers as a group (27 persons)(4)	6,720,203	5,621,500

(1)	Mr. Anderson disclaims beneficial ownership of 25 shares that are owned by his minor son.

(2)	Mr. Collins disclaims beneficial ownership of 20,000 shares that are held by The Collins Family Foundation, a charitable trust of which he is one of the trustees.

(3)	Includes 20,000 shares owned jointly with Mr. Pozen’s spouse.

(4)	As of June 26, 2006, no director or executive officer beneficially owns more than 1% of the shares outstanding. Medtronic’s directors and executive officers as a group beneficially own approximately 0.58% of the shares outstanding.

(5)	Amounts include the shares shown in the last column, which are not currently outstanding but are deemed beneficially owned because of the right to acquire shares pursuant to options exercisable within 60 days (on or before August 25, 2006) and the right to receive shares for deferred stock units issued under the Medtronic, Inc. 1998 Outside Director Stock Compensation Plan within 60 days (on or before August 25, 2006) of a director’s resignation.
      Section 16(a) Beneficial Ownership Reporting Compliance. Based upon a review of reports and written representations furnished to it, Medtronic believes that during fiscal 2006 all filings with the SEC by its executive officers and directors complied with requirements for reporting ownership and changes in ownership of Medtronic’s common stock pursuant to Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), except as follows: Dr. Jackson failed to timely file a report for a purchase of shares on April 7, 2005 due to an oversight by Dr. Jackson’s advisor. H. James Dallas, Senior Vice President and Chief Information Officer, underreported the number of shares he beneficially owned in his Form 3 filed on March 2, 2006 due to an oversight by Mr. Dallas’ advisor. Robert M. Guezuraga, Senior Vice President and President, Diabetes, failed to timely file a report for a purchase of shares on January 4, 2001 due to an oversight by Mr. Guezuraga’s advisor. Dr. Oern R. Stuge, Senior Vice President and President of Medtronic Cardiac Surgery, failed to timely file a report for a restricted stock unit awarded on December 1, 2005 due to a miscommunication. Peter L. Wehrly, Senior Vice President and President of Spinal and Navigation, underreported the number of shares he beneficially owned in his Form 3 filed on August 10, 2005 and failed to timely file a report for a sale of shares on August 23, 2005 due to an oversight by Mr. Wehrly’s advisor. All reports were promptly filed or amended upon discovery of the oversights.
SHAREHOLDER RETURN PERFORMANCE GRAPH
      The graph and table below compare the cumulative total shareholder return on Medtronic’s common stock with the cumulative total shareholder return on the Standard & Poor’s 500 Composite Index and the Standard & Poor’s 500 Health Care Equipment Index for the last five fiscal years. The graph and table assume that $100 was invested at market close on April 27, 2001 in Medtronic’s common stock, the S&P 500 Index and the S&P 500 Health Care Equipment Index and that all dividends were reinvested.
Comparison of Five-Year Cumulative Total Return Among Medtronic,
S&P 500 Index and S&P 500 Health Care Equipment Index

REPORT OF THE COMPENSATION COMMITTEE ON
FISCAL 2006 EXECUTIVE COMPENSATION
Overview
      The Compensation Committee of the Board of Directors is comprised solely of directors who are not current or former employees of Medtronic, and each is independent as defined by the New York Stock Exchange Corporate Governance Rules. The committee is responsible for establishing the compensation policies and evaluating the compensation programs for Medtronic’s executive officers and other key employees. In addition to the regularly scheduled meetings, the chairman of the committee, management and the independent compensation consultant retained by the committee hold pre-meeting preparation telephone conferences. In carrying out its duties, the committee makes all reasonable attempts to comply with the $1 million deduction limitation for executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, unless the committee determines that such compliance in given circumstances would not be in the best interests of Medtronic and its shareholders.
Compensation Philosophy
      The compensation program for executive officers is designed to:

•	Emphasize performance-based compensation;

•	Encourage strong financial performance by establishing aggressive goals and highly leveraged incentive programs; and

•	Encourage executive stock ownership and alignment with shareholder interests by providing a significant portion of compensation in Medtronic common stock.
      The principal elements of the program consist of base salary, annual incentives and long-term incentives in the form of stock options, performance shares and restricted stock. In addition to qualified retirement plans and nonqualified deferred compensation and supplemental retirement plans available to employees generally, Medtronic also provides other benefits to executives including a change in control severance policy described elsewhere in this proxy statement, a physical examination and a business allowance in lieu of perquisites such as an automobile, financial and tax planning, and country club memberships. Medtronic provides for travel on private and commercial aircraft for its executives, but only if such travel is integrally and directly related to the performance of the executive’s duties. Medtronic’s philosophy is to position the aggregate of these elements of compensation at a level that is commensurate with Medtronic’s size and performance relative to other leading medical equipment and pharmaceutical companies, as well as a larger group of general industry companies. The committee annually reviews the reasonableness of total compensation levels and mix using public information from comparable company proxy statements and survey information from credible general industry surveys.

Compensation Consultant
      The committee has the authority under the Compensation Committee Charter to retain outside consultants or advisors to assist the committee. In accordance with this authority, the committee engages Frederic W. Cook & Co. as independent outside compensation consultant to advise the committee on all matters related to Chief Executive Officer and other executive compensation. The independent compensation consultant does not advise Medtronic’s management and only works with management with the express permission of the committee. Representatives of the consultant attended all of the committee meetings in fiscal 2006.
      Base Salary. The committee annually reviews and approves the base salaries of executive officers, taking into consideration individual performance, retention, the level of responsibility, the scope and complexity of the position and competitive practice. The Chief Executive Officer received a 4.4% increase to base salary effective at the beginning of fiscal 2006.
      Annual Incentive Awards. Executive officers are eligible for annual incentives under the shareholder approved Medtronic, Inc. Executive Incentive Plan. This is a formula-based plan with awards based on corporate, geographic and business unit performance. In addition, for executive officers other than the Chief Executive Officer, there is a component based on individual performance. The committee, with input from management, sets specific performance goals at the beginning of each year and communicates them to Medtronic’s executives. For fiscal 2006, corporate operating performance was assessed against performance measure goals of diluted earnings per share, revenue growth and after-tax return on net assets, with these measures given weights of 50%, 30% and 20%, respectively. Business unit and geographic financial performance were assessed against performance measure goals of earnings before interest and taxes, revenue growth and controllable asset turnover, and in some cases, measures of quality, with these measures assigned respective weights that vary for each participant. For fiscal 2006, executive officers were eligible for target awards ranging from 40% to 120% of base salary. Final awards can range from 0% to 236% of the target amounts, and a threshold level of performance is required before any payout occurs. For fiscal 2006, the Chief Executive Officer was eligible to receive a target award of 120% of base salary, and the payout was 155% of his base salary.
      Stock Options. The committee uses annual grants of stock options to deliver competitive compensation that recognizes employees for their contributions to the Company and aligns executives with shareholders in focusing on long-term growth and stock performance. Stock options are granted annually based on pre-established grant guidelines calibrated to competitive standards and approved by the committee under a shareholder approved plan with exercise prices not less than the fair market value of the Company’s common stock on the date of grant. These options provide no value to the executive unless the Company’s stock price increases after the grants are made. Stock options granted to executive officers during the most recent fiscal year have a 10-year exercise term and vest ratably on the first four anniversaries of the date of grant, subject to accelerated vesting in the event of retirement or a defined change-in-control of the Company. Individual awards vary based on the individual’s responsibilities and performance, ability to impact financial performance and future potential. In fiscal 2006, the Chief Executive Officer received a stock option grant for 229,116 shares with terms and conditions consistent with those described above for other optionees.
      Restricted Stock/ Restricted Stock Units. The committee grants restricted stock and restricted stock units on a limited basis to executive officers, taking into consideration retention and competitive practice. The Chief Executive Officer received a restricted stock unit grant of $2 million in fiscal 2006. The award will cliff vest after five years or earlier upon death, disability or retirement, but will not be distributed until at least one year after the Chief Executive Officer’s retirement.
      Performance Shares and Performance Cash. The committee grants performance shares and performance cash to senior executives under the Performance Share Plan. Grants are made annually based on pre-established grant guidelines calibrated to competitive standards and approved by the committee for overlapping three-year performance periods. Grant targets range from 25% to 125% of base salary. In fiscal 2006, the Chief Executive Officer received a performance share and performance cash grant (for the 2006-2008 cycle) with a target payout equal to 125% of his base salary. Once a threshold level of performance is attained, final awards can range from 20% to 180% of the target amounts. Payouts are based on performance goals of diluted earnings per share, revenue growth and after-tax return on net assets, with these measures given weights of 50%, 30% and 20%, respectively. These performance measures are the same for all program participants. The value of the stock portion, which is 50% of the award, is based on the average price of Medtronic’s common stock for the last 20 trading days of the performance cycle, up to a maximum of three times the price at the date of grant. The stock portion of the award is paid in Medtronic common stock, with the other half paid in cash.

      For the 2004-2006 cycle, Medtronic’s cumulative diluted earnings per share performance and average after-tax return on net assets performance were above target and average revenue growth was below target. Consequently, the payout for this cycle for all executive officers, including the Chief Executive Officer, was 99% of the target award. This award was paid 50% in Medtronic common stock and 50% in cash.
      Adjustments for Acquisitions and Special Charges. In determining award payments with respect to Medtronic’s short-term and long-term incentive programs, the committee has adopted a long-standing practice of excluding from the calculation of performance results certain acquisitions and in-process research and development, special and other charges. Consistent with this practice, the performance results for the performance period ended in fiscal 2006 excluded all in-process research and development, a charitable contribution to The Medtronic Foundation and the positive impact of certain tax benefits during such performance period.
      Stock Retention Requirements. The committee has approved the implementation of stock retention requirements. The Chief Executive Officer must retain, for a period of three years, 75% of the net after-tax profit shares realized from option exercises and 75% of the net gain shares relating to share issuances resulting from grants made on or after April 26, 2003. Other executive officers must retain, for a period of three years, 50% of the net after-tax profit shares realized from option exercises or 50% of the net gain shares relating to share issuances resulting from grants made on or after April 26, 2003. For stock options, net after-tax profit shares are those shares remaining after payment of the option’s exercise price and income taxes. For share issuances, net gain shares are those shares remaining after payment of income taxes. Shares retained may be sold after three years. In the case of retirement or termination, the shares may be sold after the shorter of the remaining retention period or one year following retirement/termination. As of July 1, 2006, all executive officers were in compliance with the stock retention requirements.
Conclusion
      Consistent with its compensation philosophy, the committee believes the executive officer compensation program provides incentives to attain strong financial performance and is appropriately aligned with shareholder interests. The committee believes that Medtronic’s compensation program directs the efforts of Medtronic’s executive officers toward the continued achievement of growth and profitability for the benefit of Medtronic’s shareholders.

COMPENSATION COMMITTEE:

Richard H. Anderson, Chair	Jack W. Schuler
Michael R. Bonsignore	Gordon M. Sprenger
Jean-Pierre Rosso

EXECUTIVE COMPENSATION
      The following table sets forth the cash and non-cash compensation for each of the last three fiscal years ended April 28, 2006, April 29, 2005 and April 30, 2004 awarded to or earned by the Chief Executive Officer and each of the other four most highly compensated executive officers of Medtronic.
Summary Compensation Table

					Long-Term Compensation

		Annual Compensation			Awards		Payouts

					Restricted	Securities
				Other Annual	Stock	Underlying	LTIP	All Other
Name and	Fiscal	Salary	Bonus	Compensation	Awards	Options/SARs	Payouts	Compensation
Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	(#)(1)(4)	($)(4)	($)(5)

Arthur D. Collins, Jr.	2006	1,175,000	1,827,125	—	2,000,028	229,116	1,130,011	11,340
Chairman and Chief	2005	1,125,000	1,295,663	—	2,000,000	260,000	1,276,933	61,305
Executive Officer	2004	1,070,000	970,169	—	2,000,009	325,475	—	69,585
William A. Hawkins	2006	735,000	802,400	—	—	75,785	259,868	11,340
President & Chief	2005	700,000	497,800	—	—	113,053	215,878	34,200
Operating Officer*	2004	410,000	520,000	90,913	3,000,033	65,204	122,695	26,378
Stephen H. Mahle	2006	572,000	534,191	1,493	—	52,873	323,190	11,340
Executive Vice	2005	550,000	247,555	2,682	—	70,000	362,569	28,441
President & President,	2004	510,000	230,000	1,649	3,000,033	84,215	102,727	33,878
Cardiac Rhythm Disease Management*
Terrance L. Carlson	2006	495,000	913,276	125,416	—	47,586	—	—
Senior Vice President,	2005	319,717	216,033	—	2,000,039	121,100	—	708,055
General Counsel and Corporate Secretary*
Michael F. DeMane	2006	490,209	471,692	183,038	—	47,586	259,868	11,340
Senior Vice President &	2005	435,000	398,634	—	—	60,000	261,689	27,830
President, Europe,	2004	410,000	415,000	—	3,000,033	65,204	121,699	26,639
Canada, Latin America & Emerging Markets*

*	Prior to May 3, 2004, Mr. Hawkins served as Senior Vice President & President, Vascular and Mr. Mahle served as Senior Vice President & President, Cardiac Rhythm Disease Management. Prior to August 1, 2005, Mr. DeMane served as Senior Vice President and President, Spinal, ENT & Navigation. Mr. Carlson was elected Senior Vice President, General Counsel and Corporate Secretary on October 1, 2004.

(1)	“Bonus” column includes for Mr. Hawkins a cash payment of $200,000 for fiscal 2004 as a portion of his signing bonus related to his offer of employment with Medtronic. “Bonus” column does not include a cash bonus payment of $100,000 that Mr. Hawkins elected to forgo in fiscal 2005 in order to receive stock options. These options were issued under a previously offered election (discontinued in fiscal 2006) that allowed employees in management positions to elect to receive stock options in exchange for forgoing some or all of their cash compensation under the Medtronic, Inc. Executive Incentive Plan and the cash or stock compensation under the Performance Share Plan. Participants received an option to acquire $4 of stock at market value for every $1 of compensation exchanged. These stock options are included in the “Securities Underlying Options/ SARs” column. “Bonus” column includes for Mr. Carlson a cash payment of $500,000 in lieu of compensation expected to have been earned by him in the position he held prior to his joining Medtronic. “Bonus” column includes for Mr. DeMane cash payments of $95,000 for fiscal 2004 related to his promotion to executive officer.

(2)	This column includes amounts payable by Medtronic to Mr. Mahle in above-market interest under a deferred compensation plan. Also included are payments to Mr. Hawkins in fiscal 2004,

including $44,412 in connection with the lease of a townhome to support Mr. Hawkins’ regular commute from Minneapolis to Santa Rosa, California, where Medtronic’s Vascular business is based, and a $24,000 business allowance in lieu of a perquisite program. This column includes payments to Mr. Carlson in fiscal 2006, including $101,416 in connection with Mr. Carlson’s relocation to Minneapolis, Minnesota. This column also includes payments to Mr. DeMane in fiscal 2006, including $175,654 in costs relating to expatriation expenses in connection with his current assignment in Switzerland.

(3)	Mr. Collins was granted restricted stock units in October 2003, October 2004, and October 2005. These units will cliff vest 100% five years after the date of grant except in the event of death, disability or retirement. The 2004 and 2005 units will vest immediately in such an event, while the 2003 units will vest immediately if the event occurs on or after the fourth year and on a pro rata basis if it occurs prior to the fourth year. Once vested, the 2003 units will not be distributed until one year after Mr. Collins’ retirement (or longer at his option) and the 2004 and 2005 units will not be distributed until one year after Mr. Collins death, disability or retirement. As of April 28, 2006, Mr. Collins held units representing the right to receive 469,508 shares (which reflects crediting of dividends) valued at $23,531,741 (based on the closing stock price of $50.12 per share on April 28, 2006).

Messrs. Hawkins, Mahle and DeMane each hold restricted stock units pursuant to grants made in August 2003. These units will vest 50% three years after the date of grant and 50% four years after the date of grant, but will not be distributed until after retirement. Upon death, disability or retirement, these units will vest pro rata. As of April 28, 2006, Messrs. Hawkins, Mahle and DeMane each held stock units representing the right to receive 61,766 shares (which reflects crediting of dividends) valued at approximately $3,095,712 (based on the closing stock price of $50.12 per share on April 28, 2006). As of April 28, 2006, Mr. Hawkins and Mr. DeMane each held 21,089 shares of restricted stock valued at $1,056,981 (based on a closing stock price of $50.12 per share on April 28, 2006). Mr. Hawkins has elected to convert 21,089 shares of restricted stock into restricted stock units effective as of April 17, 2007, the date that 21,089 of his shares of restricted stock will vest. Mr. Hawkins will receive the restricted stock units in the form of common stock in a lump sum twelve months after his termination of employment with Medtronic.

Mr. Carlson holds restricted stock units pursuant to a grant made in August 2004 related to his offer of employment. These units will vest 100% five years after the date of grant, but will not be distributed until after retirement. As of April 28, 2006, Mr. Carlson held stock units representing the right to receive 41,223 shares (which reflects crediting of dividends) valued at approximately $2,066,097 (based on the closing stock price of $50.12 per share on April 28, 2006).

(4)	“LTIP Payouts” column includes the value of both cash and stock earned upon payment of performance share awards established for the three-year performance cycle ending in fiscal 2006. Half of the award is paid in Medtronic common stock, with the other half paid in cash. The value of an award is determined at the end of the performance period based on Medtronic’s financial performance and the average fair market value per share for the last 20 trading days of the performance cycle. The column does not include the value of cash and/or long-term incentives that the executives elected to forgo in order to receive stock options granted in lieu of part or all of such compensation. The amounts forgone by Mr. Hawkins for the three-year performance cycle ending in fiscal 2005 totaled $71,959. The amounts forgone by Messrs. Collins and Mahle for the three- year performance cycle ending in fiscal 2004 totaled $541,521 and $102,727, respectively. Those stock options are included in the “Securities Underlying Options/ SARs” column.

(5)	Amounts in this column for fiscal 2006 include contributions by Medtronic to Messrs. Collins, Hawkins, Mahle and DeMane of $11,340 to match employee contributions under the 401(k) supplemental retirement plan. In fiscal 2005, Medtronic contributed to Mr. Carlson the following: $5,125 in shares of Medtronic stock under the employee stock ownership plan, $2,930 toward the right to receive shares of Medtronic stock under the non-qualified supplemental benefit plan and a deferred cash award of $700,000 related to his offer of employment and payable over 15 years beginning at retirement.

Option/SAR Grants In Last Fiscal Year
      The following table sets forth for each of the named executive officers the stock options granted by Medtronic in fiscal 2006 and the potential value of these stock options determined pursuant to SEC requirements. No stock appreciation rights were granted to the named executives in fiscal 2006.

						Potential Realizable Value at
						Assumed Annual Rates of
						Stock Price Appreciation for
	Individual Grants					Option Term

	Number of		% of Total
	Securities		Options/SARs	Exercise
	Underlying		Granted to	or Base
	Options/SARs		Employees in	Price	Expiration	0%	5%	10%
Name	(#)		Fiscal Year	($/SH)	Date	($)	($)(2)	($)(2)

Mr. Collins	229,116	(1)	1.67	56.74	10/19/15	0	8,175,656	20,718,719
Mr. Hawkins	75,785	(1)	.55	56.74	10/19/15	0	2,704,273	6,853,158
Mr. Mahle	52,873	(1)	.38	56.74	10/19/15	0	1,886,693	4,781,250
Mr. Carlson	47,586	(1)	.35	56.74	10/19/15	0	1,698,034	4,303,152
Mr. DeMane	47,586	(1)	.35	56.74	10/19/15	0	1,698,034	4,303,152

(1)	These stock options have an exercise price equal to the fair market value on the date of grant and vest annually in 25% increments.

(2)	The hypothetical potential appreciation shown in these columns reflects the required calculations at annual rates of 5% and 10% set by the SEC, and therefore is not intended to represent either historical appreciation or anticipated future appreciation of Medtronic’s common stock price.
Aggregated Option/ SAR Exercises In Last Fiscal Year
     And Fiscal Year-End Option/ SAR Values
      The following table sets forth for each of the named executive officers, the value realized from stock options exercised during fiscal 2006 and the number and value of exercisable and unexercisable stock options and stock appreciation rights held at April 28, 2006.

			Number of
			Securities Underlying
			Unexercised	Value of
			Options/SARs	Unexercised in-the-Money
			at Fiscal	Options/SARs at
	Shares		Year-End (#)	Fiscal Year-End ($)(1)
	Acquired	Value
	on	Realized	Exercisable/	Exercisable/
Name	Exercise	($)	Unexercisable	Unexercisable

Mr. Collins	68,780	2,907,373	2,082,386/637,822	27,765,299/984,304
Mr. Hawkins	0	0	225,947/195,645	510,201/207,349
Mr. Mahle	12,932	499,595	606,229/162,910	6,433,823/265,008
Mr. Carlson	0	0	30,275/138,411	17,381/52,142
Mr. DeMane	43,318	1,298,252	223,242/137,446	1,835,321/203,749

(1)	Value of unexercised in-the-money options is determined by multiplying the difference between the exercise price per share and $50.12, the closing price per share on April 28, 2006, by the number of shares subject to such options.

Other Long-Term Incentive Awards
      In fiscal 2006, Medtronic provided that the awards granted with respect to the three-year performance cycle ending fiscal 2008 under Medtronic’s 2003 Long-Term Incentive Plan will consist of a portion of Medtronic common stock and a portion of cash. Payout of the awards is based on achieving specified financial objectives during the three-year performance cycle.
      The following table sets forth the stock portion of the awards to each of the named executive officers and the potential payouts under the plan.
Long-Term Incentive Plans — Awards In Last Fiscal Year
Portion of Award Payable in Medtronic Common Stock(1)

	Number of		Estimated Future Payouts Under
	Shares, Units	Performance or	Non-Stock Price Based-Plans
	or Other	Other Period
	Rights	Until Maturation	Threshold	Target	Maximum
Name	(#)	or Payout	(#)	(#)	(#)

Mr. Collins	14,240	4/30/05-4/25/08	2,848	14,240	25,632
Mr. Hawkins	6,770	4/30/05-4/25/08	1,354	6,770	12,186
Mr. Mahle	4,160	4/30/05-4/25/08	832	4,160	7,488
Mr. Carlson	3,600	4/30/05-4/25/08	720	3,600	6,480
Mr. DeMane	3,636	4/30/05-4/25/08	728	3,636	6,545

(1)	Payouts can range from 0% to 180% of shares of Medtronic common stock granted, with payouts ranging from 20% to 180% once a threshold level of performance is attained. A payout of 100% of the shares granted represents the target payout.
      The next table sets forth the cash portion of the awards to each of the named executive officers and the potential payouts under the plan.
Long-Term Incentive Plans — Awards In Last Fiscal Year
Portion of Award Payable in Cash(1)

	Value of
	Cash-Based	Performance or	Estimated Future Payouts
	Portion of	Other Period
	Award	Until Maturation	Threshold	Target	Maximum
Name	($)	or Payout	($)	($)	($)

Mr. Collins	734,375	4/30/05-4/25/08	146,875	734,375	1,321,875
Mr. Hawkins	349,125	4/30/05-4/25/08	69,825	349,125	628,425
Mr. Mahle	214,500	4/30/05-4/25/08	42,900	214,500	386,100
Mr. Carlson	185,625	4/30/05-4/25/08	37,125	185,625	334,125
Mr. DeMane	187,500	4/30/05-4/25/08	37,500	187,500	337,500

(1)	Payouts can range from 0% to 180% of the value indicated, with payouts ranging from 20% to 180% once a threshold level of performance is attained. Payout of 100% of the value indicated represents the target payout.
Equity Compensation Plan Information
      The following table provides information about Medtronic’s common stock that may be issued upon the exercise of options, warrants and rights under all existing equity compensation plans in effect as of April 28, 2006, including the Medtronic, Inc. 2003 Long-Term Incentive Plan, the 2005 Employees Stock Purchase Plan and the 1998 Outside Director Stock Compensation Plan.

	(a)(3)	(b)	(c)(3)

	Number of securities		Number of securities remaining
	to be issued	Weighted average	available for future issuance
	upon exercise	exercise price	under equity compensation
	of outstanding options,	of outstanding options	plans (excluding securities
Plan Category(1)	warrants and rights	warrants and rights	reflected in column (a))

Equity compensation plans approved by security holders(2)	89,247,207	$45.55	48,710,928
Equity compensation plans not approved by security holders	0	0	0

(1)	The table does not include information regarding options, warrants or rights assumed in connection with acquisitions completed prior to April 28, 2006. In connection with such acquisitions, Medtronic has assumed options, warrants and rights to purchase securities of the acquired company that were outstanding at the time of the acquisition, and has treated these as options, warrants and rights to acquire Medtronic common stock based upon conversion ratios negotiated in each acquisition. As of April 28, 2006, 1,788,475 shares of Medtronic common stock were issuable upon the exercise of options, warrants and rights assumed in connection with acquisitions and the weighted average exercise price of such options, warrants and rights was $23.38 per share. No additional options, warrants or rights may be granted under the plans that govern options, warrants or rights assumed in connection with acquisitions.

(2)	Awards under the 2003 Long Term Incentive Plan may consist of stock options, stock appreciation rights, restricted stock, other stock-based awards and cash-based awards, except that no more than 50% (approximately 30,000,000 shares) of all shares may be granted in the aggregate pursuant to restricted stock or other stock-based awards payable in shares. In addition, no more than 5% of the shares shall be granted pursuant to restricted stock awards if such award shall vest in full prior to three years from the award date or if a condition to such vesting is based, in whole or in part, upon performance of the shares or any aspect of Medtronic’s operations and such vesting could occur over a period of less than one year from the award date.

(3)	Column (a) includes 2,250,062 shares representing deferred awards, performance awards and restricted stock units. These shares increase the number of shares in column (a) and decrease the number of shares in column (c). Column (c) includes 9,129,917 shares available for issuance as of April 28, 2006 under the 2005 Employees Stock Purchase Plan.
Pension Plans
      Medtronic has three types of pension plans. Medtronic’s original pension plan is a defined benefit, tax qualified retirement plan covering most U.S. employees who began employment with Medtronic prior to May 1, 2005. It generally provides an annual benefit equal to a percentage of the average of the highest five consecutive years of compensation (including certain incentive compensation) during an employee’s participation in the plan, offset by a Social Security allowance as published each year by the Internal Revenue Service. The table below illustrates the annual benefits payable to participants who retire at age 65 with the indicated years of service with Medtronic and with the indicated five-year highest average annual compensation. The benefits have been calculated on a 50% joint and survivor annuity basis. The compensation considered in determining the pensions payable to the executive officers named in the Summary Compensation Table is the compensation shown in the “Salary” and “Bonus” columns of the Summary Compensation Table.

	Pension Plan Table
Highest Consecutive	Years of Credited Service with Medtronic
Five-Year Average
Annual Compensation(1)	15	20	25	30	35

$ 200,000	$32,483	$43,311	$54,138	$64,966	$69,526
400,000	68,963	91,951	114,938	137,926	147,046
600,000	105,443	140,591	175,738	210,886	224,566
800,000	141,923	189,231	236,538	283,846	302,086
1,000,000	178,403	237,871	297,338	356,806	379,606
1,200,000	214,883	286,511	358,138	429,766	457,126
1,400,000	251,363	335,151	418,938	502,726	534,646
1,600,000	287,843	383,791	479,738	575,686	612,166
1,800,000	324,323	432,431	540,538	648,646	689,686
2,000,000	360,803	481,071	601,338	721,606	767,206
2,200,000	397,283	529,711	662,138	794,566	844,726
2,400,000	433,763	578,351	722,938	867,526	922,246

(1)	Calculated by considering a participant’s highest five consecutive years of compensation during the participant’s credited years of service. The credited years of service (rounded to the nearest whole year) for the executive officers named in the Summary Compensation Table were as follows at April 28, 2006: Mr. Collins, 14 years; Mr. Hawkins, 4 years; Mr. Mahle, 34 years; Mr. Carlson, 1 year; and Mr. DeMane, 7 years. Benefits are offset by a Social Security allowance as published each year by the Internal Revenue Service.
      Medtronic implemented two new alternative plans for employees hired on or after May 1, 2005, a defined benefit plan, the Personal Pension Account (“PPA”), and a defined contribution plan, the Personal Investment Account (“PIA”). Employees hired prior to that date were given an option as to whether or not they wanted to participate in one of the two new alternatives or to continue in the traditional defined benefit plan, which includes retiree medical. Both the PPA and the PIA are tax qualified retirement plans, and at the time of their hiring, eligible U.S. employees can elect to participate in either the PPA or the PIA. Under the PPA, participants will receive an annual allocation of five percent of the participant’s salary and bonus on which they will receive an annual guaranteed rate of return tied to U.S. Treasury bonds. Under the PIA, participants will receive an annual allocation of five percent of the participant’s salary and bonus. Unlike the PPA, the PIA allows participants to determine how to invest their funds. Participants may invest PIA funds in the same investment options available in Medtronic’s 401(k) plan. Both the PPA and the PIA vest 100% after five years-of-service. Upon retirement or termination of employment, participants under either the PPA or PIA will have a number of distribution options including a lump sum payment or an annuity.
      In addition, all employees eligible for the PPA and the PIA are offered access to retiree medical coverage at group rates. If the employee leaves before meeting eligibility for retirement, he or she forfeits the retiree medical coverage. Employees who participate in the PPA receive a $1,500 credit in his or her retiree medical account for each year of credited service, which earns interest at a rate of return tied to U.S. Treasury bonds while actively employed. When the employee retires, he or she can use the account to pay for documented retiree medical plan premiums or Medicare premiums.
      The Internal Revenue Code imposes certain limits on the amount of benefits that may be paid from tax qualified pension plans like Medtronic’s plans described above. Medtronic’s non-qualified supplemental benefit plan has been established to restore benefits to executives who may be affected by those limits. The non-qualified supplemental benefit plan provides retirees with supplemental benefits so that, in general, they will receive total benefits equal to the level of benefits that would have been payable under Medtronic’s pension plans if the Internal Revenue Code limits had not been in effect and if the executive had not elected to defer compensation under Medtronic’s deferred compensation programs. The amounts shown in the pension plan table above include the retirement benefits provided under the non-qualified supplemental benefit plan.
Employment and Change in Control Arrangements
      Change in Control Arrangements. Medtronic’s executive officers, including the named executive officers, have change in control agreements (the “Agreements”) with Medtronic. The Agreements operate only upon the occurrence of a “change in control” as described below. Absent a “change in control,” the Agreements do not require Medtronic to retain the executives or to pay them any specified level of compensation or benefits.
      Each Agreement provides that for three years after a “change in control” there will be no adverse change in the executive’s salary, bonus, opportunity, benefits or location of employment. If during this three-year period the executive’s employment is terminated by Medtronic other than for cause, or if the executive terminates his employment for good reason (as defined in the Agreements, and including compensation reductions, demotions, relocation and excess travel) or voluntarily during the 30-day period following the first anniversary of the “change in control,” the executive is entitled to receive payment of accrued salary and annual and long-term incentives through the date of termination and, except in the event of death or disability, a lump sum severance payment equal to three times (two times in the event of voluntary termination by the executive in the aforementioned 30-day period) the sum of his or her base salary and annual bonus. The executive is also entitled to the continuation of certain insurance and other welfare plan benefits for a period of time not exceeding three (or, in certain cases, two) years. Further, if the executive is required to pay any federal excise tax on the payments associated with the change in control, an additional payment (“gross-up”) is required in an amount such that after the payment of all taxes, income and excise, the executive will be in the same after-tax position as if no such excise tax had been imposed.
      Generally, and subject to certain exceptions, a “change in control” is deemed to have occurred if: (a) a majority of Medtronic’s Board of Directors becomes comprised of persons other than persons for whose election proxies have been solicited by the Board, or who are then serving as directors appointed by the Board to fill vacancies caused by death or resignation (but not removal) of a director or to fill newly created directorships; (b) another party becomes the beneficial owner of at least 30% of Medtronic’s outstanding voting stock; or (c) Medtronic merges or consolidates with another party (other than certain limited types of mergers), or exchanges shares of voting stock of Medtronic for shares of another corporation pursuant to a statutory exchange, sells or otherwise disposes of all or substantially all of Medtronic’s assets, or is liquidated or dissolved.
      In addition, similar events also constitute a “change in control” under certain of Medtronic’s compensation plans. If a “change in control” of Medtronic occurs, awards under Medtronic’s annual incentive plans will accelerate and, subject to certain limitations set forth in the plan, each participant will be entitled to a final award based on certain assumptions as to target performance and salary. Medtronic’s long-term incentive plans and related agreements provide that in the event of a “change in control” of Medtronic, all stock options will become immediately exercisable in full, all restrictions under outstanding restricted stock or units will immediately lapse, and performance share awards will immediately vest and pay out in a pro rata amount based on the portion of the performance period elapsed prior to the “change in control” and, based on certain assumptions as to the anticipated performance, which would have been achieved during the remainder of the performance period.
      If a “change in control” occurs during a plan year, subject to certain limitations, Medtronic’s matching contribution to the 401(k) supplemental retirement plan shall equal the greater of Medtronic’s target percentage matching contribution (currently 75% of the first 6% of a participant’s contribution in fiscal 2006), or if the “change in control” occurs after the first quarter of a plan year, the percentage contribution Medtronic would have made upon completion of the plan year based on performance as most recently projected by Medtronic prior to the “change in control” and disregarding the effects of the “change in control.”
REPORT OF THE AUDIT COMMITTEE
      The Audit Committee represents and assists the Board of Directors in its oversight of the integrity of Medtronic’s financial reporting. In particular, the Audit Committee reviews the independence, qualifications and performance of Medtronic’s independent registered public accounting firm and the performance of its internal auditors. The Audit Committee also has responsibility for Medtronic’s compliance with legal and regulatory requirements. The Audit Committee consists of the five members listed below, each of whom is an independent director in accordance with SEC and New York Stock Exchange requirements and each of whom meets additional independence standards applicable to audit committee members. Jean-Pierre Rosso, Michael R. Bonsignore, Denise M. O’Leary, Robert C. Pozen and Jack W. Schuler each qualify as an “audit committee financial expert” within the meaning of that term as defined by the SEC pursuant to Section 407 of the Sarbanes-Oxley Act of 2002.
      Medtronic’s management is responsible for preparing Medtronic’s financial statements and the overall reporting process, including Medtronic’s system of internal controls. The Audit Committee is directly responsible for the compensation, appointment and oversight of Medtronic’s independent registered public accounting firm, PricewaterhouseCoopers LLP, that reports directly to the Audit Committee. The independent registered public accounting firm is responsible for auditing the financial statements and expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles in the United States (“U.S. GAAP”) and auditing management’s assessment of the effectiveness of internal controls over financial reporting. The Audit Committee also meets privately in separate executive sessions periodically with management, internal audit and representatives from Medtronic’s independent registered public accounting firm.
      In this context, the Audit Committee has held discussions with management and PricewaterhouseCoopers. Management represented to the Audit Committee that Medtronic’s consolidated financial statements were prepared in accordance with U.S. GAAP, and the Audit Committee has reviewed and discussed the audited financial statements with management and PricewaterhouseCoopers.
      PricewaterhouseCoopers has advised the Audit Committee that, in its opinion, the consolidated balance sheets and the related consolidated statements of earnings, shareholders’ equity and cash flows that accompany Medtronic’s 2006 Annual Report present fairly, in all material respects, the financial position of Medtronic and its subsidiaries at April 28, 2006 and April 29, 2005, and the results of Medtronic’s operations and cash flows for each of the three fiscal years in the period ended April 28, 2006 in conformity with U.S. GAAP.
      The Audit Committee also has discussed with PricewaterhouseCoopers the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees), as amended, and requested any other relevant input from PricewaterhouseCoopers. PricewaterhouseCoopers provided to the Audit Committee the written disclosures and letter required by Independent Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with PricewaterhouseCoopers their independence.
      Based on the considerations above, the Audit Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the audited financial statements in Medtronic’s Annual Report on Form 10-K for fiscal 2006 for filing with the Securities and Exchange Commission. The Audit Committee has selected PricewaterhouseCoopers as Medtronic’s indepen-

dent registered public accounting firm for fiscal 2007. Audit and any permitted non-audit services provided to Medtronic by PricewaterhouseCoopers are pre-approved by the Audit Committee.
AUDIT COMMITTEE:

Jean-Pierre Rosso, Chair	Denise M. O’Leary
Michael R. Bonsignore	Jack W. Schuler
Robert C. Pozen
Audit and Non-Audit Fees
      The following table presents fees for professional audit services rendered by PricewaterhouseCoopers for the audit of Medtronic’s annual financial statements for the fiscal years ended April 29, 2005 and April 28, 2006, and fees billed for other services rendered by PricewaterhouseCoopers.

	2005	2006

Audit(1)	$6,346,000	$5,567,000
Audit-Related Fees(2)	$133,000	$200,000
Tax Fees(3)	$564,000	$328,000
All Other Fees(4)	$—	$10,000

(1)	Audit services consisted principally of assistance with Medtronic’s domestic and international audits, statutory audits, review of registration statements and Medtronic’s issuance of debentures, and Sarbanes-Oxley 404 certification.

(2)	Audit-related services consisted principally of assistance with matters related to audits of employee benefits plans, and corporate development and technical accounting consulting and research.

(3)	The 2005 tax advisory services were provided principally for assistance with transfer pricing and tax compliance.

(4)	In 2006, other services include seminars sponsored by PricewaterhouseCoopers and subscriptions to audit-related software and industry benchmark studies. In 2005, Medtronic entered into a coalition in support for health spending accounts and noted in the Proxy Statement for its 2005 Annual Meeting that PricewaterhouseCoopers was retained by the coalition to provide certain services. Because the coalition retained another organization to provide the services, $30,000 previously included in the “All Other Fees” category for 2005 has been eliminated. In addition, $4,000 was inappropriately included in the “All Other Fees” category for 2005 and has been appropriately reclassified into the “Tax Fees” category.
PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
      The Audit Committee has selected PricewaterhouseCoopers LLP, certified public accountants and independent registered public accounting firm, as Medtronic’s independent registered public accounting firm for the fiscal year ending April 27, 2007. As required by the Audit Committee Charter, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP for shareholders’ ratification at the Annual Meeting. If the shareholders do not so ratify, the Audit Committee will reconsider its selection.
      Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire and are expected to be available to respond to appropriate questions.
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THIS APPOINTMENT.

PROPOSAL 3 — SHAREHOLDER PROPOSAL ENTITLED “DIRECTOR
ELECTION MAJORITY VOTE STANDARD PROPOSAL”
      Medtronic has received a shareholder proposal from The United Brotherhood of Carpenters Pension Fund (“United Brotherhood of Carpenters”), 101 Constitution Avenue, N.W., Washington, D.C. 20001. The United Brotherhood of Carpenters has requested that Medtronic include the following proposal and supporting statement in its proxy statement for the 2006 Annual Meeting of Shareholders, and, if properly presented, this proposal will be voted on at the Annual Meeting. The United Brotherhood of Carpenters beneficially owns approximately 19,700 shares of Medtronic common stock. The shareholder proposal is quoted verbatim in italics below.
      Management of Medtronic does not support the adoption of the resolution proposed below and asks shareholders to consider management’s response, which follows the shareholder proposal.
SHAREHOLDER PROPOSAL
Director Election Majority Vote Standard Proposal
Resolved: That the shareholders of Medtronic, Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.
Supporting Statement: Our Company is incorporated in Minnesota. Among other issues, Minnesota corporate law addresses the issue of the level of voting support necessary for a specific action, such as the election of corporate directors. Minnesota law provides that unless a company’s articles of incorporation provide otherwise, a plurality of all the votes cast at a meeting at which a quorum is present is sufficient to elect a director. (Minnesota Statutes 2005, 302A.215, Voting for directors; cumulative voting, Subdivision 1. Required vote)
Our Company presently uses the plurality vote standard to elect directors. This proposal requests that the Board initiate a change in the Company’s director election vote standard to provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.
We believe that a majority vote standard in director elections would give shareholders a meaningful role in the director election process. Under the Company’s current standard, a nominee in a director election can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from that nominee. The majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.
The majority vote proposal received high levels of support last year, winning majority support at Advanced Micro Devices, Freeport McMoRan, Marathon Oil, Marsh & McLennan, Office Depot, Raytheon, and others. Leading proxy advisory firms recommended voting in favor of the proposal. So far this year, the boards of over a dozen companies, including Intel, Dell, Texas Instruments, Freeport McMoRan, Gannett, Harford Financial, Northern Trust, and Supervalu, have put a majority vote standard in Company by-laws or have agreed to do so in 2007.
Some companies have adopted board governance policies requiring director nominees that fail to receive majority support from shareholders to tender their resignations to the board. We believe that these policies are inadequate for they are based on continued use of the plurality standard and would allow director nominees to be elected despite only minimal shareholder support. We contend that changing the legal standard to a majority vote is a superior solution that merits shareholder support.
Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent director nominees who fail to receive a majority vote under a majority vote standard and whether a plurality vote standard may be appropriate in director elections when the number of director nominees exceeds the available board seats.
      We urge your support for this important director election form.
MANAGEMENT STATEMENT IN OPPOSITION TO THE SHAREHOLDER PROPOSAL
      This proposal requests that the Board of Directors initiate the appropriate process to amend Medtronic’s articles of incorporation to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders. Medtronic currently uses a plurality voting standard, the default under Minnesota law. The plurality voting standard provides that the nominees who receive the most affirmative votes are elected to serve on Medtronic’s Board of Directors. Most large public companies use a plurality voting standard.
      After careful consideration, management recommends a vote against this proposal because Medtronic has already implemented a policy whereby, in an uncontested election of directors, any director nominee who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election will tender a written offer to resign from the Board of Directors. Medtronic also believes that the proposal was not submitted out of any particular concern that the proponent may have with the composition or governance structure of the Board of Directors, but instead as part of a broad-based campaign by the proponent and others to advance debate over existing voting standards.
      Medtronic has no objection to the concept included in the proposal, but the Board of Directors believes that its existing governance policy fulfills its responsibility to shareholders and responsiveness to shareholder votes, while still allowing the Board of Directors appropriate discretion in considering whether a particular director’s resignation would be in the best interests of Medtronic and its shareholders. Medtronic believes that this policy addresses the proponent’s concerns.
      The Board of Directors believes that Medtronic already has a strong corporate governance process designed to identify and propose director nominees who will serve the best interests of Medtronic and all shareholders. Director nominees are evaluated and recommended for election by the Corporate Governance Committee, which is comprised solely of independent directors. In recommending nominees, the committee considers a variety of factors. Medtronic has also published in this proxy statement information on how shareholders can communicate their views on potential nominees or other matters with the Board of Directors. In light of the foregoing, our Board of Directors believes that our recently adopted policy provides the appropriate mechanism for electing an effective Board of Directors committed to delivering long-term shareholder value.
      Under Medtronic’s policy a nominee and incumbent director who receives a majority of withheld votes would offer to resign and could be removed from the Board of Directors. By contrast, the majority voting standard requested by the proposal only addresses the voting requirement for being elected to the Board. It does not remove incumbent directors who have not received a majority vote because under Minnesota law, an incumbent director who is not re-elected “holds over” and continues to serve with the same voting rights and powers until his or her successor is elected and qualified. Therefore, even if the proposal were adopted, it would not force a director who failed to receive a majority vote to leave the Board of Directors until the next annual meeting.
      Finally, shareholders of many public companies have rejected similar shareholder proposals when those companies had previously adopted a policy similar to Medtronic’s resignation policy. Examples include American Express, Eli Lily, International Business Machines Corporation, Johnson and Johnson, Morgan Stanley and others.
      FOR THE REASONS DISCUSSED ABOVE, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST APPROVAL OF THE SHAREHOLDER PROPOSAL.

OTHER INFORMATION
Expenses of Solicitation
      Medtronic will bear the costs of soliciting proxies, including the reimbursement to record holders of their expenses in forwarding proxy materials to beneficial owners. Directors, officers and regular employees of Medtronic, without extra compensation, may solicit proxies personally or by mail, telephone, fax, telex, telegraph or special letter.
      We have engaged The Proxy Advisory Group, LLC to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements that are not expected to exceed $15,000 in the aggregate.
Shareholder Proposals and Director Nominations
      In order for a shareholder proposal to be considered for inclusion in Medtronic’s proxy statement for the 2007 Annual Meeting, the written proposal must be received by the Corporate Secretary at Medtronic’s offices no later than March 21, 2007. The proposal must comply with SEC regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials.
      Medtronic’s articles of incorporation provide that a shareholder may present a proposal or nominee for director from the floor that is not included in the proxy statement if proper written notice is received by the Corporate Secretary at Medtronic’s offices not less than 50 nor more than 90 days prior to the Annual Meeting date. If less than 60 days notice of the meeting date is given, the submission will be considered timely if it is received by the 10th day after notice of the meeting is given. Any such proposal or nomination must provide the information required by Medtronic’s articles of incorporation and comply with any applicable laws and regulations. If the shareholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, Medtronic may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such shareholder proposal or nomination.
      All submissions to, or requests from, the Corporate Secretary should be made to Medtronic’s principal offices at 710 Medtronic Parkway, Minneapolis, Minnesota 55432, Attn: Corporate Secretary.
Delivery of Documents to Shareholders Sharing an Address
      The SEC has adopted amendments to its rules regarding delivery of proxy statements and annual reports to shareholders sharing the same address. We may satisfy these delivery rules by delivering a single proxy statement and annual report to an address shared by two or more of our shareholders. This delivery method, referred to as “householding,” can result in significant cost savings for us. In order to take advantage of this opportunity, we have delivered only one proxy statement and annual report to multiple shareholders who share an address unless Medtronic has received contrary instructions from one or more of the shareholders. Medtronic will deliver promptly, upon written or oral request, a separate copy of the proxy statement and annual report to a shareholder at a shared address to which a single copy of the documents was delivered. Shareholders who wish to receive a separate copy of the proxy statement and annual report, now or in the future, should submit their request by contacting ADP, either by calling toll-free at (800) 542-1061, or by writing to ADP, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Shareholders sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future should submit their request by contacting us in the same manner. If you are the beneficial owner, but not the record holder, of Medtronic’s shares and wish to receive only one copy of the Proxy Statement and Annual Report in the future, you will need to contact your broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

Other
      Medtronic’s 2006 Annual Report, including financial statements, is being sent to shareholders of record as of June 26, 2006, together with this Proxy Statement.
      MEDTRONIC WILL FURNISH TO SHAREHOLDERS WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED APRIL 28, 2006 UPON RECEIPT OF WRITTEN REQUEST ADDRESSED TO: INVESTOR RELATIONS DEPARTMENT, MEDTRONIC, INC., 710 MEDTRONIC PARKWAY, MINNEAPOLIS, MINNESOTA 55432.
      The Board of Directors knows of no other matter to be presented at the Annual Meeting. If any other business properly comes before the Annual Meeting or any adjournment thereof, the proxies will vote on that business in accordance with their best judgment.

By Order of the Board of Directors,

Terrance L. Carlson
Corporate Secretary
MEDTRONIC, INC.

DELIVERY OF FUTURE ANNUAL MEETING MATERIALS
          Medtronic offers shareholders the choice to receive future annual reports and proxy materials electronically over the internet instead of receiving paper copies through the mail. This will save Medtronic the cost of printing and mailing them. Whether you hold shares registered directly in your name, through a Medtronic stock plan, or through a broker or bank, you can enroll for future delivery of proxy statements and annual reports by following these easy steps:

•	Go to our website www.medtronic.com;
•	Under About Medtronic, click on Investor Relations;
•	In the Shareholder Services section, click on Electronic Delivery of Proxy Materials; and
•	Follow the prompts to submit your electronic consent.
Generally, brokers and banks offering this choice require that shareholders vote through the internet in order to enroll. Street name shareholders whose broker or bank is not included in this website are encouraged to contact their broker or bank and ask about the availability of electronic delivery. As with all internet usage, the user must pay all access fees and telephone charges. You may view this year’s proxy materials at www.medtronic.com/annualmeeting.
UC200700482 EN

This Proxy is Solicited by the Board of Directors of

MEDTRONIC, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

August 24, 2006

The undersigned, revoking all other proxies heretofore given, hereby acknowledges receipt of the proxy statement and hereby appoints Arthur D. Collins, Jr. and Terrance L. Carlson, or either of them, as proxies to represent the undersigned, with full power of substitution in each, and hereby authorizes them to vote all shares of common stock of Medtronic, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Medtronic, Inc., to be held on Thursday, August 24, 2006 at 10:30 a.m. (Central Daylight Time), at the Medtronic World Headquarters at 710 Medtronic Parkway, Minneapolis (Fridley), Minnesota and any adjournments and postponements thereof.

You may vote at the Annual Meeting if you were a shareholder of record at the close of business on June 26, 2006.

THIS BALLOT, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED “FOR” ALL NOMINEES NAMED IN PROPOSAL ONE (ELECTION OF DIRECTORS), “FOR” PROPOSAL TWO AND “AGAINST” PROPOSAL THREE. IF ANY OTHER MATTERS ARE PROPERLY BROUGHT BEFORE THE ANNUAL MEETING, PROXIES WILL BE VOTED ON SUCH OTHER MATTERS AS THE PROXIES NAMED HEREIN, IN THEIR SOLE DISCRETION, MAY DETERMINE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2 AND “AGAINST” PROPOSAL 3.

(To be Signed on Reverse Side)

710 MEDTRONIC PARKWAY, MS LC310 MINNEAPOLIS, MN 55432-5604

VOTE BY INTERNET — www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Medtronic, Inc., in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE — 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Medtronic, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

MEDTR1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MEDTRONIC, INC.

Vote on Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
ALL NOMINEES.

To withhold authority to vote for any nominee,
		For	Withhold	For All	mark “For All Except” and write the nominee’s
1.	To elect four Class II directors for three-year terms.	All	All	Except	number on the line below.
01) Richard H. Anderson 02) Michael R. Bonsignore 03) Robert C. Pozen 04) Gordon M. Sprenger
		☐	☐	☐

Vote on Proposals

	For	Against	Abstain
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2 AND AGAINST PROPOSAL 3.

2. To ratify the appointment of PricewaterhouseCoopers LLP as Medtronic’s independent registered public accounting firm.	☐	☐	☐

3. To consider and vote upon a shareholder proposal entitled “Director Election Majority Vote Standard Proposal.”	☐	☐	☐

NOTE: Signature should agree with name on stock
certificate as printed thereon. Executors,
administrators, trustees and other fiduciaries should
so indicate when signing.

	Yes	No
HOUSEHOLDING ELECTION — Please indicate if you consent to receive certain future investor communications in a single package per household	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date